Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of Methes Energies International Ltd. (the “Company”) of our report dated February 24, 2014, relating to the consolidated financial statements for the year ended November 30, 2013 of the Company (which report expresses an unqualified opinion on the financial statements) included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2013. We also consent to the reference to MNP LLP under the heading “Interests of Named Experts and Counsel” in the prospectus which is part of this registration statement on S-3.

/s/ MNP LLP

Toronto, Ontario
May 6, 2014